EXHIBIT 23
                             BARRY L. FRIEDMAN, P.C.
                           CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                        OFFICE  (702) 361-8414
LAS VEGAS, NEVADA  89123                                  FAX NO.(702) 896-0278




To Whom It May Concern:                                        November 9, 2000

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of November 9, 2000, on the Financial Statements of AMERICAN IDC CORP. (Formerly FUTURE PROJECTS VIII, CORP.), as of September 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Barry L. Friedman
--------------------------------------
Barry L. Friedman
Certified Public Accountant